INCREMENTAL AGREEMENT

    THIS INCREMENTAL AGREEMENT (this “Incremental Agreement”) dated as of December 22, 2021, is by and among AVANOS MEDICAL, INC., a Delaware corporation (the “Borrower”), each of the Guarantors party hereto, each of the Lenders party hereto, CITIBANK N.A., as Administrative Agent for the Lenders (in such capacity “Agent”) and J.P. MORGAN CHASE BANK, N.A. (“JPMorgan”) and MUFG Bank, LTD (“MUFG”), as joint lead arrangers (in such capacity, JPMorgan and MUFG, the “Joint Lead Arrangers”), MUFG as syndication agent with respect to the Tranche A Term Loans (as such term is defined below) and JPMorgan as sole bookrunner with respect to the Tranche A Term Loans.

WHEREAS, the Borrower, the Guarantors, the Lenders and the Agent entered into that certain Amended and Restated Credit Agreement dated as of October 30, 2018 (as amended by that certain First Amendment, dated as of December 22, 2021 and effective immediately prior to this Incremental Agreement (“First Amendment”), and amended, restated, supplemented or otherwise modified from time to time prior to the date hereof (the “Credit Agreement”);

WHEREAS, pursuant to Section 2.14 of the Credit Agreement, the Borrower has requested that each Lender with a Tranche A Term Loan Commitment (as defined below) as referenced on Annex I hereto (collectively, and together with their successors and permitted assigns, the “Tranche A Term Loan Lenders”) make available to the Borrower a new term loan facility in the form of Incremental Term Loans in an aggregate principal amount equal to $125,000,000 (the “Tranche A Incremental Term Loan Facility”);

WHEREAS, the Borrower has advised the Agent and the Joint Lead Arrangers (a) that Avent, Inc. (“Purchasing Subsidiary”), a wholly-owned subsidiary of Avanos Medical, Inc., and OrthogenRx, Inc. (“Target”) intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Target will merge with and into Orthogen Merger Sub Inc. a newly-formed wholly-owned subsidiary of the Purchasing Subsidiary, with the Target surviving the merger as a wholly-owned subsidiary of the Purchasing Subsidiary (the “Merger”) and (b) that the Target shall join the Credit Agreement (as defined below) as a Guarantor as required pursuant to, and in the period required by, Section 6.11(b) of the Credit Agreement and in accordance with this Incremental Agreement;

WHEREAS, (a) the Borrower intends to consummate the Merger, in part, with the proceeds of a term loans made under and pursuant the Tranche A Incremental Term Loan Facility on the terms and conditions set forth herein and substantially in accordance with the terms of the Merger Agreement, (b) the Merger is a Limited Condition Acquisition and (c) the Borrower is making an LCT Election with respect to the consummation of the Merger and the incurrence of the Tranche A Incremental Term Loan Facility;

WHEREAS, the Agent and the Tranche A Term Loan Lenders are willing to provide the Tranche A Incremental Term Loan Facility, subject to the satisfaction of certain conditions precedent as set forth herein;

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

    Section 1. Definitions. Capitalized terms used in this Incremental Agreement and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Section 2. Tranche A Incremental Term Loan Facility.

(a)     Generally. Effective as of the Incremental Agreement Effective Date, each Tranche A Term Loan Lender hereby provides Incremental Term Commitments in respect of Incremental Term Loans in an amount equal to the amount next to its name on Annex I (such amount a “Tranche A Term Loan Commitment” and, collectively, the “Tranche A Term Loan Commitments”) and hereby agrees, severally, and not jointly, to make term loans in Dollars (the “Tranche A Term Loans”) to the Borrower on the Tranche A Term Loan Funding Date (as defined below) in an aggregate principal amount up to such Tranche A Term Loan Lender’s Tranche A Term Loan Commitment, on the terms set forth herein and in the Credit Agreement. Any Tranche A Term Loans borrowed and subsequently repaid or prepaid may not be reborrowed. Each Tranche A Term Loan Lender’s Tranche A Term Loan Commitment shall terminate immediately and without further action on the Tranche A Term Loan Funding Date after giving effect to the funding of such Tranche A Term Loan Lender’s Tranche A Term Loan on such date. Further, to the extent that the Tranche A Term Loan Funding Date does not occur on or before June 1, 2022, the Tranche A Term Loan Commitments shall terminate and be of no further force and effect and no Tranche A Term Loan Lender shall have any obligation to fund a Tranche A Term Loan.

The parties hereto agree that (i) the Tranche A Term Loans shall be deemed to be “Loans”, and “Incremental Term Loans” as defined in the Credit Agreement for all purposes of the Loan Documents, (ii) the Tranche A Term Loan Commitments shall be deemed to be “Commitments” and “Term Loan Commitments” as defined in the Credit Agreement for all purposes of the Loan Documents and (iii) the Tranche A Term Loan Lenders shall be deemed to be “Incremental Term Lenders” and “Lenders” as defined in the Credit Agreement for all purposes of the Loan Documents. Each party hereto further acknowledges and agrees that the Tranche A Term Loans will constitute “Obligations” under and as defined in the Credit Agreement (as amended by this Incremental Agreement) and shall be secured and guaranteed with the other Obligations of the Loan Parties on a pari passu basis in accordance with the Loan Documents.

(b)     Requests for Borrowing and Funding.

(i)    Notice of Term Loan Borrowing. The Borrower shall request the Tranche A Term Loan Borrowing by delivering a Committed Loan Notice to the Agent (“Notice of Term Loan Borrowing”) not later than (A) 11:00 a.m. three (3) Business Days (or such shorter period of time as may be acceptable to the Agent) prior to the requested date of any Borrowing of SOFR loans or (B) 11:00 a.m. one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. The Notice of Term Loan Borrowing shall certify that the conditions to funding the Tranche A Term Loans specified in clause (c) below have been satisfied (or will be satisfied as of the requested date of borrowing) and shall specify (A) that a Tranche A Term Loan is requested, (B) the date of the requested Borrowing (which shall be a Business Day and shall not be prior to December 27, 2021)(the “Tranche A Term Loan Funding Date”), (C) the aggregate principal amount to be borrowed and (D) whether the Borrowing shall be comprised of Base Rate Loans, SOFR Loans or a combination thereof, and if SOFR Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in the Notice of Term Loan Borrowing (1) an applicable Interest Period in the case of a SOFR Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Tranche A Term Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan. The Agent shall give notice to each Tranche A Term Loan Lender promptly upon receipt of the Notice of Term Loan Borrowing, the contents thereof and each such Tranche A Term Loan Lender’s share thereof.

(ii)    Minimum Amounts. The Tranche A Term Loan shall be available in a single drawing on the Tranche A Term Loan Funding Date and shall be in a minimum aggregate amount of $50,000,000 and in integral multiples of $1,000,000 in excess thereof.

(iii)    Advances. (A) Each Tranche A Term Loan Lender will make its pro rata share of the Tranche A Term Loan borrowing available to JPMorgan in Same Day Funds for the account of the Borrower at JPMorgan’s office as instructed by the Agent, by 10:00 A.M. on the Tranche A Term Loan Funding Date.

(B) Unless JPMorgan shall have received notice from a Tranche A Term Loan Lender prior to 9 A.M. on the Tranche A Term Loan Funding Date that such Tranche A Term Loan Lender will not make available to JPMorgan such Tranche A Term Loan Lender’s share of such borrowing, JPMorgan may assume that such Tranche A Term Loan Lender has made such share available on such date in accordance with this Section 2(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Tranche A Term Loan Lender has not in fact made its share of the applicable borrowing available to JPMorgan, then the applicable Tranche A Term Loan Lender and the Borrower severally agree to pay to JPMorgan forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to JPMorgan, at (A) in the case of a payment to be made by such Tranche A Term Loan Lender, the greater of the Federal Funds Rate and a rate determined by JPMorgan in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by JPMorgan in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Tranche A Term Loan Lender shall pay such interest to JPMorgan for the same or an overlapping period, JPMorgan shall promptly remit to Borrower the amount of such interest paid by the Borrower for such period. If such Tranche A Term Loan Lender pays its share of the applicable Borrowing to JPMorgan, then the amount so paid shall constitute such Tranche A Term Loan Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Tranche A Term Loan Lender that shall have failed to make such payment to JPMorgan. A notice of JPMorgan to any Tranche A Term Loan Lender or the Borrower with respect to any amount owing under this clause (B) shall be conclusive, absent manifest error.

(C) Upon satisfaction of the conditions set forth in Section 2(c) below, JPMorgan shall make all funds so received available to the Borrower in like funds as received by JPMorgan either by (x) crediting the account of the Borrower on the books of JPMorgan with the amount of such funds or (y) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) JPMorgan.

(c)    Conditions to Funding. Notwithstanding anything to the contrary set forth in the Credit Agreement, the obligation of the Tranche A Term Loan Lenders to fund the Tranche A Term Loan shall be subject solely to the satisfaction of each of the following:

(i) Receipt by the Agent of a Notice of Term Loan Borrowing delivered in accordance with Section 2(b) above;

(ii)the Merger shall have been consummated, or substantially concurrently with the borrowing of the Tranche A Term Loans on the Tranche A Term Loan Funding Date, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications or amendments thereto or consents or waivers thereto that are material and adverse to the Agent or the Lenders without the prior consent of the Agent and the Tranche A Term Loan Lenders; for purposes of the foregoing condition, it is hereby understood and agreed that (a) any increase or decrease of the purchase price in connection with the Merger shall not be deemed to be material and adverse to the interests of the Agent and the Lenders so long as any such increase or decrease in purchase price does not exceed 10% of the purchase price as of the date hereof, (b) any variation in a working capital adjustment or similar purchase price adjustment shall not be deemed material and adverse to the interest of the Agent and the Lenders and (c) any change to the definition of “Material Adverse Effect” shall be deemed material and adverse to the Agent and the Lenders;

(iii)since December 13, 2021, there has not occurred any event that, individually or in the aggregate with all other events since the date of the Merger Agreement, has had or would reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as defined in the Merger Agreement);

(iv)the Merger shall constitute a “Permitted Investment” as defined in the Credit Agreement;

(v)no Specified Event of Default shall have occurred and be continuing on the Tranche A Term Loan Funding Date;

(vi)payment of, for the ratable account of each Tranche A Term Loan Lender, an upfront fee on the aggregate amount of Tranche A Term Loans funded on the Tranche A Term Loan Funding Date in the amount set forth in that certain engagement letter dated December 6, 2021, by and between the Borrower and JPMorgan;

(vii)payment of all reasonable fees, costs and expenses of the Agent and JPMorgan invoiced at least one Business Day prior to the Tranche A Term Loan Funding Date including, without limitation, (i) all fees payable to JPMorgan pursuant to that certain fee letter entered into by and between the Borrower and JPMorgan and (ii) the fees and expenses set forth in Section 9 hereof and not otherwise invoiced and paid on the Incremental Agreement Effective Date; and

(viii)receipt by the Agent and JPMorgan of a duly executed funds disbursement agreement with respect to the Transactions (as defined below) and the funding of the Tranche A Term Loans.

(d)    Interest. The Tranche A Term Loan shall bear interest in accordance with Section 2.08 of the Credit Agreement which interest shall be payable as set forth in the Credit Agreement. After giving effect to all conversions of Tranche A Term Loans from one Type to the other and all continuations of Tranche A Term Loans as the same Type, there shall not be more than three Interest Periods in effect for the Tranche A Term Loans.

(e)     Repayment.

(i)    The Borrower and each Tranche A Term Loan Lender hereby agree that the Tranche A Term Loans, as “Incremental Term Loans”, are subject to the voluntary prepayment terms set forth in Section 2.05 of the Credit Agreement.

(ii)     The Borrower shall repay to the Agent for the ratable account of (x) the Appropriate Lenders, the aggregate principal amount of all Tranche A Term Loans outstanding on October 30, 2023 (the “Tranche A Term Loan Maturity Date”) and (y) with respect to any series of extended Tranche A Term Loan, the Appropriate Lenders on the maturity date of such Extension set forth in the Loan Extension Agreement for such Extension, the aggregate principal amount of all Tranche A Term Loans of such Class outstanding on such date.

    (f)    Use of Proceeds. The Borrower and each Tranche A Term Loan Lender hereby agree that the proceeds of the Tranche A Term Loans will be used to (i) fund a portion of the consideration payable in connection with the consummation of the Merger, (ii) effect refinance certain Indebtedness of the Target in connection with such Merger and (iii) pay the fees, costs and expenses incurred in connection with the Merger, such refinancing, the incurrence of the Tranche A Term Loans and the other transactions to occur in connection with the Merger (the Merger, such refinancing, the incurrence of the Tranche A Term Loans, the payment of such fees, costs and expenses and such other transactions to occur in connection with the Merger, collectively, the “Transactions”).

    (g)    Tranche A Term Loan Lenders. Each Tranche A Term Loan Lender (i) confirms that a copy of the Credit Agreement and the other applicable Loan Documents, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Incremental Agreement and make the Tranche A Term Loans, have been made available to such Tranche A Term Loan Lender; (ii) agrees that it will, independently and without reliance upon the Agent, the Joint Lead Arrangers or any other Lender or agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or the other applicable Loan Documents, including this Incremental Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) acknowledges and agrees that upon the Incremental Agreement Effective Date, each Tranche A Term Loan Lender shall be a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder including the obligation to fund the Tranche A Term Loan upon the satisfaction of the conditions set forth in clause (c) above on the Tranche A Term Loan Funding Date.

Section 3. Conditions Precedent. The effectiveness of this Incremental Agreement is subject to the satisfaction of each of the following conditions (the date such conditions are satisfied is referred to herein as the “Incremental Agreement Effective Date”):

(a)The First Amendment shall be in full force and effect;

(b)Receipt by the Agent of (i) counterparts of this Incremental Agreement duly executed by the Loan Parties, the Agent and each Tranche A Term Loan Lender and (ii) duly executed Incremental Term Notes with respect to the Tranche A Term Loan Commitments in substantially the form set forth on Exhibit A hereto, duly executed by the Borrower, payable to each Tranche A Term Loan Lender requesting an Incremental Term Note;

(c)Receipt by the Agent of a true and complete copy of the executed Merger Agreement;

(d)The Agent shall have received an officer’s certificate (i) certifying that no Default or Event of Default has occurred and is continuing as of the Incremental Agreement Effective Date, and (ii) demonstrating that, after giving effect to the Transactions, the Loan Parties are in Pro Forma Compliance with Section 7.09 of the Credit Agreement as of September 30, 2021;

(e)The Agent shall have received the following:

(i) either (A) articles of incorporation or other charter documents, as applicable, of each Loan Party certified (x) by an officer of such Loan Party as of the Incremental Agreement Effective Date to be true and correct and in full force and effect as of such date, and (y) to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or organization, as applicable or (B) a certification by an officer of such Loan Party that such articles of incorporation or other charter documents have not been modified since the previous such document provided to the Agent;

(ii) copies of resolutions of the board of directors or comparable managing body of the Borrower approving this Incremental Agreement, the Credit Agreement, the Tranche A Incremental Term Loan Facility and authorizing execution and delivery thereof, certified by an officer of the Borrower as of the Incremental Agreement Effective Date to be true and correct and in force and effect as of such date;

(iii) either (A) a copy of the bylaws or comparable operating agreement of each Loan Party certified by an officer of such Loan Party as of the Incremental Agreement Effective Date to be true and correct and in force and effect as of such date or (B) a certification by an officer of such Loan Party that such bylaws or comparable operating agreement has not been modified since the previous such document provided to the Agent;

(iv) certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation or organization; and

(v) an incumbency certificate of each Authorized Officer of each Loan Party certified by an officer to be true and correct as of the Incremental Agreement Effective Date;

(f)The Agent shall have received an opinion or opinions of counsel for the Loan Parties in form and substance reasonably acceptable to the Agent and addressed to the Agent and the Incremental Term A Lenders;

(g)At least three (3) Business Days prior to the Incremental Agreement Effective Date, receipt of all documentation and other information about the Borrower, the Guarantors and the Target that is required by the Agent, any Tranche A Term Loan Lender or regulatory authorities to evidence or facilitate the Agent’s and each such Lender’s compliance with all applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and beneficial ownership regulations, that has been reasonably requested in writing by the Agent or such Lender at least five (5) Business Days in advance of the Incremental Agreement Effective Date;

(h)Payment of all reasonable fees, costs and expenses of JPMorgan invoiced at least one Business Day prior to the Incremental Agreement Effective Date including, without limitation, the fees and expenses set forth in Section 9 hereof.

For purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Incremental Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the Incremental Agreement Effective Date specifying its objection thereto.

Section 4. Post-Closing Covenants. The Loan Parties agree to deliver, or cause to be delivered, to the Agent, within the time period set forth in Section 6.11 of the Credit Agreement, evidence that the Borrower has complied with the requirements set forth in Section 6.11 of the Credit Agreement with respect to the Target and the assets thereof.
Section 5. Representations. Each of the Loan Parties represents and warrants to the Agent that:

    (a)    Authorization. Each Loan Party has full power, authority and legal right to make, deliver and perform all of its respective obligations hereunder and under the Credit Agreement, and to enter into this Incremental Agreement. This Incremental Agreement has been duly executed and delivered on behalf of each Loan Party. The Credit Agreement constitutes a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general principles of equity.

    (b)    Compliance with Laws, etc. The execution and delivery by each Loan Party of this Incremental Agreement and performance by each Loan Party of the Credit Agreement does not (i) contravene the terms of any such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Credit Agreement) (x) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (y) any material agreement to which such Person is a party or (iii) violate any material Law; except with respect to any conflict, breach, violation or contravention referred to in clause (ii) or (iii), to the extent that such conflict, breach, violation or contravention would not reasonably be expected to have a Material Adverse Effect.

    (c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Incremental Agreement.

Section 6. Reaffirmation of Representations; Liens and Obligations of Loan Parties. Without limiting Section 5 hereof, each Loan Party hereby (i) certifies that as of the date hereof, the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), (ii) ratifies and reaffirms the Liens granted to the Agent for the benefit of the Lenders under the Credit Agreement and each other Loan Document and confirms and agrees that such Liens hereafter secure all of the Obligations and (iii) acknowledges and reaffirms its Obligations and its continuing obligations owing to the Agent and the Lenders under each of the Loan Documents including, without limitation, the Security Agreement. By executing this Incremental Agreement, each Loan Party hereby acknowledges, consents and agrees that all of its obligations and liabilities under the Guaranty contained in the Credit Agreement, contingent or otherwise, remain in full force and effect, and that the execution and delivery of this Incremental Agreement shall not alter, amend, reduce or modify its obligations and liability under the Guaranty or any of the other Loan Documents to which it is a party except as expressly set forth herein.

Section 7.     Indemnification. The Borrower and each Tranche A Term Loan Lender hereby severally agrees to indemnify and hold harmless JPMorgan and its Related Parties from and against any and all losses, claims, damages, liabilities and expenses arising out of, resulting from, or in connection with any actions taken by JPMorgan pursuant to Section 2(b)(iii)(c) hereof pursuant to the terms of, and subject to the conditions set forth in, Sections 10.04(b), (c), (e) and (f) of the Credit Agreement, which are incorporated herein by reference (as if JPMorgan were the “Administrative Agent” thereunder).

Section 8.    Certain References; Effect.

(a)    Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement. This Incremental Agreement shall be deemed to be a “Loan Document” under the Credit Agreement.

(b)    Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The Credit Agreement is hereby ratified and confirmed in all respects. Nothing contained in this Agreement or any other Loan Document shall constitute or be construed as a novation of any of the Obligations under the Credit Agreement and the other Loan Documents as in effect immediately prior to the Incremental Agreement Effective Date. The Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. The consent, acknowledgment and amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 9. Fees and Expenses. The Borrower shall pay upon demand therefor all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Agent and JPMorgan in connection with the preparation, negotiation, and execution of this Incremental Agreement and the other agreements and documents executed and delivered in connection herewith in addition to any other outstanding fees and expenses owing in accordance with the terms of the Credit Agreement and incurred prior to the date hereof.

Section 10. Entire Agreement. This Incremental Agreement, the Credit Agreement (as amended by this Incremental Agreement) and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. This Incremental Agreement represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties

Section 12. Benefits. This Incremental Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 13. GOVERNING LAW. THIS INCREMENTAL AGREEMENT AND ANY CLAIMS, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING TO THIS INCREMENTAL AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.     Effect. Nothing in this Incremental Agreement shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Agent or the Lenders under the Credit Agreement or any other Loan Document.

Section 15.     Counterparts. This Incremental Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. Signatures hereto delivered by facsimile transmission, emailed .pdf file or other electronic imaging (including in .pdf, .tif, .jpeg or other electronic format) means shall be effective as delivery of a manually executed counterpart of this Incremental Agreement. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Incremental Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the parties hereto, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Incremental Agreement to be executed as of the date first above written.

Borrower:
AVANOS MEDICAL, INC.
By:	/s/ Michael Greiner
Name:	Michael Greiner
Title:	Senior Vice President and Chief Financial Officer

Guarantors:
AVENT, INC.
By:	/s/ Michael Greiner
Name:	Michael Greiner
Title:	Senior Vice President and Chief Financial Officer

AVANOS MEDICAL SALES, LLC
By:	/s/ Michael Greiner
Name:	Michael Greiner
Title:	Senior Vice President and Chief Financial Officer

AVANOS MEDICAL JAPAN, INC.
By:	/s/ Michael Greiner
Name:	Michael Greiner
Title:	Senior Vice President and Chief Financial Officer

COOLSYSTEMS, INC.
By:	/s/ Michael Greiner
Name:	Michael Greiner
Title:	Senior Vice President and Chief Financial Officer

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CITIBANK, N.A., as Agent
By:	/s/ Eugene Yermash
Name:	Eugene Yermash
Title:	Vice Presdient

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J.P. MORGAN CHASE BANK, as Joint Lead Arranger for the Tranche A Incremental Term Loan Facility and Tranche A Term Loan Lender
By:	/s/ Helen D. Davis
Name:	Helen D. Davis
Title:	Authorized Officer

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MUFG BANK, LTD, as Joint Lead Arranger for the Tranche A Incremental Term Loan Facility and Tranche A Term Loan Lender
By:	/s/ Kevin Wood
Name:	Kevin Wood
Title:	Director

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ING Capital LLC, as a Tranche A Term Loan Lender
By:	/s/ Tim Van Den Berg
Name:	Tim Van Den Berg
Title:	Director

By:	/s/ Stephen Farrelly
Name:	Stephen Farrelly
Title:	Director

MORGAN STANLEY BANK, N.A., as a Tranche A Term Loan Lender
By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

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U.S. BANK NATIONAL ASSOCIATION, as a Tranche A Term Loan Lender
By:	/s/ Tom Priedman
Name:	Tom Priedman
Title:	Senior Vice President

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Royal Bank of Canada, as a Tranche A Term Loan Lender
By:	/s/ Scott MacVicar
Name:	Scott MacVicar
Title:	Authorized Signatory

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ANNEX I

TRANCHE A TERM LOAN COMMITMENTS

TRANCHE A TERM LOAN LENDER	TRANCHE A TERM LOAN COMMITMENT
U.S. Bank National Association	$30,000,000
MUFG Bank, Ltd.	$30,000,000
JPMorgan Chase Bank, N.A.	$25,000,000
Royal Bank of Canada	$15,000,000
ING Capital LLC	$15,000,000
Morgan Stanley Bank, N.A.	$10,000,000

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EXHIBIT A

FORM OF TRANCHE A TERM LOAN NOTE

(attached)

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